Exhibit 23.2

CONSENT OF WIPFLI LLP, INDEPENDENT AUDITORS

Citizens Community Bancorp, Inc.

Eau Claire, Wisconsin

We consent to the incorporation by reference of our report dated December 21, 2009, with respect to the consolidated statement of operations, stockholders’ equity, and cash flows for the year ended September 30, 2009, of Citizens Community Bancorp, Inc. and Subsidiary, included in this annual report on Form 10-K, in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Recognition and Retention Plan (File No. 333-128252) and in the Registration Statement Form S-8 pertaining to the Citizens Community Bancorp 2004 Stock Option and Incentive Plan (File No. 333-127996).

/s/ Wipfli LLP

Wipfli LLP

Eau Claire, Wisconsin

December 21, 2011